Exhibit 10.5.3.2

                 AMENDMENT/ADDENDUM TO ASSET PURCHASE AGREEMENT

         This Amendment to the Asset Purchase Agreement dated June 15, 2000 is entered into between ROHL, Inc., d/b/a All Seasons Travel, ("Seller") and Preferred Travel & Tours, Inc., C"Buyer").

         This Amendment changes, modifies and amends the terms and conditions specifically addressed in this and it becomes a part of the Asset Purchase Agreement. Ali other terms and conditions of the Asset Purchase Agreement shall remain in full force and effect. Inconsistencies between this Amendment and the Asset Purchase Agreement shall be resolved in favor of this Amendment. The terms and conditions included in. this Amendment are material.

         In consideration of the promises, mutual covenants, and agreements contained in this Amendment, Buyer and Seller agree as follows:

         1. Paragraph 2 (b) shall be deleted, and replaced with the following language:

                  $47,500.00 in eTravel Common Stock, based upon a price per share equal to the average of the closing bid and asked prices for such stock as of the close of business on Friday, September 15, 2000.

         2. Paragraph 3 shall be deleted, and replaced with the following language:

                  Principals, Harriette Lipshultz and Roslyn O'Hearn, will continue their present duties at the business for a period of 30 days at the fate of $450.00 per week, each, and thereafter for an additional period of 30 days at no charge, in order to acquaint Buyer with all aspects of the Business. If either or both of the Principals are to be employed by Buyer beyond the 60 day transition period, the terms of such employment shall be so forth in a separate agreement.

         3. Buyer has previously tendered a deposit of $5,000.00, which deposit is currently being held by Promulgated and Title Corporation. Buyer agrees to tender an additional deposit of $10,000.00, forthwith, to be held by Hume& Johnson P.A.

         4. The closing of this transaction will take place on or before Friday, October 6, 2000. If Buyer fails to perform this Asset Purchase Agreement within the time specified, including payment of all deposits, the deposit(s) paid by Buyer and deposit(s) agreed to be paid, may be recovered and retained by and for the account of Seller as agreed upon liquidated damages, consideration for the execution of this Asset Purchase Agreement and in full settlement of any claims; whereupon, Buyer and Seller shall be relieved of all obligations under this Asset Purchase Agreement.


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         5.       If Buyer fails to perform this Asset Purchase Agreement, Buyer agrees to keep confidential all of the information discovered during due diligence, including, but not limited to information. revealed related to Seller's assets, books, files, records and insurance policies.

         6. Seller agrees to tender to Buyer at closing the sum of $19,000.00 (as a credit against the agreed upon sum to be tendered by Buyer in cash), representing a portion of the signing bonus or Buyer assuming received from Amadeus Global Travel Distribution LLC, in consideration for Buyer assuming Seller's obligations under the Travel Services Agreement between ROHL, Inc. and Amadeus Global Travel Distribution LLC for the balance of the agreement. Buyer agrees to sign all appropriate documentation confirming that Buyer will assume and be bound by all of Seller's obligations under the Travel Services Agreement, and further agrees to perform all obligations under said Travel Services Agreement for the duration of the Agreement. Buyer agrees to indemnify and hold Seller harmless for any low suffered as a result of Buyer's failure to perform any of its obligations under the Travel Services Agreement.

         The parties have read and signed this Amendment on the dates set forth below.


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ROHL, INC. SALE OF ASSETS TO PREFERRED TRAVEL & TOURS, INC.

                          SCHEDULE OF ASSUMED CONTRACTS

-        Commercial Lease with Continental Investments for Suite 95, Wilton
         Plaza;

- Travel Services Agreement with Amadeus Global Travel Distribution, L.L.C., dated April 20, 2000;

- TRAMS (back office accounting and business services program) subscription paid through June, 2001.


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